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                                                                Exhibit 10.8(b)


                        ADDENDUM TO EMPLOYMENT AGREEMENT


     This addendum made and entered into this 13th day of May, 1997, but as of the Effective Date previously defined in the Employment Agreement between Gary
W. Hickel ("employee") and Valley First Community Bank ("VFCB") dated October 1, 1996.

     WHEREAS, VFCB and Employee have entered into an employment agreement which involves the grant of certain stock options.

     WHEREAS, the parties desire to set forth certain contingencies which must first be met prior to the options vesting with the employee.

     NOW THEREFORE IT IS AGREED as follows:

The allocation of the options set forth in paragraph 16 is contingent. This contingency is removed and vesting of the options occur only upon the satisfaction of the criteria set forth below. Upon vesting, the options will be issued.

The criteria for vesting is as follows:

1. Satisfaction of the following performance criteria.

     A. Growth of bank assets to $50 million, and,
     B. An annual return on beginning year equity of at least 10%, and,
     C. Establishment of a regulatory rating of CAMEL or its equivalent of "2", and,
     D. Maintenance of a capital-to-asset ratio consistent with regulatory requirements.
     E. Maintenance of a loan loss reserve consistent with regulatory requirements.
     F. Maintenance of a level of non-accrual loans consistent with regulatory requirements.

2. Sale or merger. In the event VFCB is sold or merged into a successor entity, or in the event that a controlling interest in VFCB is sold to another entity (a controlling interest being defined as 51% or more of the outstanding stock of VFCB), then the management options vest.

3. In the event that the employee is terminated from employment without cause, then, the aforementioned options vest.

4. In the event of death or permanent disability of the employee which requires the termination of his services, then the options vest.

The duration of the options shall be for a period of 10 years and the exercise price shall be at the original offering price of the stock of VFCB, that being $14.00 per share.

The allocation of the foregoing options are to be non-dilutive to the recipient; therefore, in the event


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of a stock split, stock dividend or increase in the total outstanding capital of
VFCB, then, the number of options shall be adjusted so that the same pro rata portion of allocated options to total stock is maintained.

This addendum is meant to supplement and not to contradict any provision of the employment agreement and is made in reference only to paragraph 16 of the employment agreement entitled Employment Options. All other terms and conditions relating to the employment agreement including the automatic vesting provisions of paragraph 17 remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum on the day and year first written above.

                                EMPLOYER:

                                Valley First Community Bank

                                /s/ Joseph D. Reid
                                -----------------------------
                                By: Joseph D. Reid
                                Chairman of the Board of Directors
                                Chief Executive Officer


                                EMPLOYEE:

                                /s/ Gary W. Hickel
                                ------------------------------
                                Gary W. Hickel